Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Astec Industries, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-124420, 333-133013 and 333-176177) on Form S-8 of Astec Industries, Inc. of our reports dated March 1, 2021, with respect to the consolidated balance sheets of Astec Industries, Inc. and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of Astec Industries, Inc.

Our report dated March 1, 2021, on the effectiveness of internal control over financial reporting as of December 31, 2020, contains an explanatory paragraph that states the Company acquired BMH Systems Corporation and CON-E-CO during 2020, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020, BMH Systems Corporation’s and CON-E-CO’s internal control over financial reporting associated with 5.5% of total assets and 2.3% of net sales included in the consolidated financial statements of the Company as of and for the year ended December 31, 2020.

/s/ KPMG LLP

Knoxville, Tennessee
March 1, 2021